Royal Bank of Canada	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-227001

Pricing Supplement Dated April 22, 2021 To the Prospectus Dated September 7, 2018 and Prospectus Supplement Dated September 7, 2018	$1,700,000,000 1.200% Senior Notes, Due April 27, 2026 Royal Bank of Canada

We will pay interest on the 1.200% Senior Notes, due April 27, 2026, which we refer to in this pricing supplement as the Notes, semi-annually on April 27 and October 27 of each year. We will make the first interest payment on October 27, 2021. The Notes will mature on April 27, 2026. The Notes will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. We will issue the Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Notes will be bail-inable notes (as defined in the accompanying prospectus supplement dated September 7, 2018) and subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes.

We may redeem the Notes as a whole or in part at any time and from time to time prior to maturity at the redemption prices described under the caption “Specific Terms of the Notes—Optional Redemption" in this prospectus supplement. There is no sinking fund for the Notes. All payments on the Notes are subject to our credit risk.

The CUSIP number for the Notes is 78016EZQ3.

The Notes will not be listed on any securities exchange.

Investing in the Notes involves a number of risks. See “Risk Factors” on page P-4 of this pricing supplement and beginning on page S-1 of the prospectus supplement dated September 7, 2018.

The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public	99.797%	$1,696,549,000
Underwriting discount	0.250%	$4,250,000
Proceeds to Royal Bank of Canada	99.547%	$1,692,299,000

We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company (“DTC”) (including through its indirect participants Euroclear, Clearstream and CDS Clearing and Depository Services Inc. (“CDS”)) on or about April 27, 2021, against payment in immediately available funds.

Lead Managers and Joint Book Runners

RBC Capital Markets	Citigroup	J.P. Morgan

nabSecurities, LLC	Westpac Banking Corporation

1.200% Senior Notes, Due April 27, 2026 Royal Bank of Canada

TERMS OF THE NOTES

We describe the basic features of the Notes in the sections of the prospectus dated September 7, 2018 called “Description of Debt Securities” and prospectus supplement dated September 7, 2018 called “Description of the Notes We May Offer,” subject to and as modified by the provisions described below.

Issuer:	Royal Bank of Canada (the “Bank”)

Issue:	Senior Global Medium-Term Notes, Series H

Title of Series:	1.200% Senior Notes, due April 27, 2026

Ranking:	Senior

Principal Amount:	US $1,700,000,000

Currency:	U.S. Dollars

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Pricing Date:	April 22, 2021

Issue Date:	April 27, 2021

Maturity Date:	April 27, 2026

CUSIP / ISIN / Common Code:	78016EZQ3 / US78016EZQ33 / 233799327

Interest Rate:	For each Interest Period (as defined below), the Notes will bear interest at the fixed rate of 1.200% per annum.

Interest Payment Dates:	Semi-Annually, on each April 27 and October 27, beginning on October 27, 2021 and ending on the redemption date or Maturity Date, as the case may be, subject to the Payment Convention, as described below.

Interest Periods:	The Notes will bear interest from and including each Interest Payment Date (or in the case of the initial Interest Period, the Issue Date) to but excluding the following Interest Payment Date (or, in the case of the final Interest Period, the redemption date or Maturity Date), as the case may be (each such period, an “Interest Period”), subject to the Payment Convention, as described below.

Record Dates for Interest Payments:	The fifteenth calendar day, whether or not a Business Day, immediately preceding the related Interest Payment Date.

Payment Convention:	If any Interest Payment Date, redemption date or the Maturity Date falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day.

Business Day:	A Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto.

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1.200% Senior Notes, Due April 27, 2026 Royal Bank of Canada

Day Count Fraction:	Interest will be computed and paid on a 30/360 basis (based upon a 360-day year of twelve 30-day months).

Redemption at our Option:	The Issuer may redeem the Notes, at its option, as a whole or in part at any time and from time to time, prior to maturity, after giving not less than 30 nor more than 60 calendar days’ notice to the holders of the Notes at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to, but excluding the redemption date discounted to the redemption date, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) (the “Make-Whole Amount”), with respect to such Notes at a rate equal to the sum of the Treasury Rate plus 7.5 basis points, plus in each case accrued interest thereon to, but excluding, the redemption date. See “Specific Terms of the Notes—Optional Redemption”.

Canadian Bail-in Powers Acknowledgment:	The Notes are bail-inable notes. See “Specific Terms of the Notes—Agreement with Respect to the Exercise of Canadian Bail-in Powers”.

Repayment at Option of Holder:	Not applicable.

Lead Managers and Joint Book Runners:	RBC Capital Markets, LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, nabSecurities, LLC and Westpac Banking Corporation.

Public Offering Price:	99.797%

Underwriting Discount:	0.250%

Clearance and Settlement:	DTC (including through its indirect participants Euroclear, Clearstream and CDS, as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated September 7, 2018).

Listing:	The Notes will not be listed on any securities exchange or quotation system.

Terms Incorporated in the Master Note:

All of the terms appearing above on pages P-2 and P-3 under the caption “Terms of the Notes” of this pricing supplement and the terms appearing under the caption “Specific Terms of the Notes” below.

The Notes are part of a series of senior debt securities of the Bank entitled “Senior Global Medium-Term Notes, Series H.” The Notes will have the CUSIP No. 78016EZQ3, the ISIN No. US78016EZQ33 and the Common Code No. 233799327.

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1.200% Senior Notes, Due April 27, 2026 Royal Bank of Canada

RISK FACTORS

An investment in the Notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus, dated September 7, 2018, and the accompanying prospectus supplement, dated September 7, 2018. The Notes are not secured debt. You should carefully consider whether the Notes are suited to your particular circumstances. This pricing supplement should be read together with the accompanying prospectus, dated September 7, 2018, and the accompanying prospectus supplement, dated September 7, 2018. The information in the accompanying prospectus and the accompanying prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this pricing supplement. This section describes certain significant risks relating to an investment in the Notes. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and accompanying prospectus supplement, before investing in the Notes.

Pandemics, epidemics or outbreaks of an infectious disease in Canada or worldwide could have an adverse impact on our business, including changes to the way we operate, and on our financial results and condition, and could result in losses on the Notes and/or adversely affect, potentially materially, your ability to resell your Notes.

Pandemics, epidemics or outbreaks of an infectious disease in Canada or worldwide could have an adverse impact on our business, including changes to the way we operate, and on our financial results and condition. The spread of the COVID-19 pandemic, given its severity and scale, continues to adversely affect our business to varying degrees, some of our clients and also continues to pose risks to the global economy. At the onset of the COVID-19 pandemic, governments and regulatory bodies in affected areas imposed a number of measures designed to contain the COVID-19 pandemic, including widespread business closures, social distancing protocols, travel restrictions, school closures, quarantines, and restrictions on gatherings and events. While a number of containment measures have been and continue to be gradually eased or lifted across some regions, additional safety precautions and operating protocols including the re-imposition of containment measures to varying degrees, aimed at containing the spread of COVID-19 including in light of second and subsequent waves of infections and the emergence of new strains of COVID-19, have been and continue to be instituted. As a result, containment measures continue to impact global economic activity, including the pace and magnitude of recovery as well as contributing to increased market volatility and changes to the macroeconomic environment. As the impacts of the COVID-19 pandemic continue to materialize, the prolonged effects of the disruption have had and continue to have adverse impacts on our business strategies and initiatives, resulting in ongoing effects to our financial results, including the realization of credit, market or operational risk losses.

Governments, monetary authorities, regulators and financial institutions, including us, have taken and continue to take actions in support of the economy and financial system. These actions include fiscal, monetary and other financial measures to increase liquidity, and provide financial aid to individual, small business, commercial and corporate clients. Additionally, regulatory relief measures in support of financial institutions have also been provided.

We are closely monitoring the potential continued effects and impacts of the COVID-19 pandemic, which continues to be a rapidly evolving situation. Uncertainty remains as to the full impacts of the COVID-19 pandemic on the global economy, financial markets, and us, including on our financial results, regulatory capital and liquidity ratios and ability to meet regulatory and other requirements. The ultimate impacts will depend on future developments that are highly uncertain and cannot be predicted, including the scope, severity, duration and additional subsequent waves of the COVID-19 pandemic, as well as the effectiveness of actions and measures taken by government, monetary and regulatory authorities and other third parties. The ongoing evolution of the development and distribution of vaccines also continues to raise uncertainty. With respect to client relief programs, we may face challenges, including increased risk of client disputes, litigation, government and regulatory scrutiny as a result of the effects of the COVID-19 pandemic on market and economic conditions and actions government authorities take in response to those conditions. We may also face increased operational and reputational risk and financial losses, including higher credit losses amongst other things, depending on the effectiveness of these client relief programs for our individual, small business, commercial and corporate clients. The effectiveness of these programs will depend on the duration and scale of the COVID-19 pandemic and will differ by region and industry, with varying degrees of benefit to our clients.

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The COVID-19 pandemic has and may continue to result in disruptions to some of our clients and the way in which we conduct our business, including the closure of certain branches, prolonged duration of staff working from home, and changes to our operations due to higher volumes of client requests, as well as disruptions to key suppliers of our goods and services. These factors have adversely impacted, and may continue to adversely impact, our business operations and the quality and continuity of service to clients. To date, we have taken proactive measures through our business continuity plans to adapt to the ongoing work from home arrangements, carefully planning the return to premise for some of our employees, and our crisis management teams have increased their efforts to preserve the well-being of our employees and our ability to serve clients. Additionally, various temporary relief programs beyond the available government programs were launched to further support our clients in financial need.

In addition to the impact that the COVID-19 pandemic has had and continues to have on our business, it may also continue to increase financial stress on some of our clients. This, in conjunction with operational constraints due to the impacts of social distancing, including but not limited to full closures or reduced operating hours, lost sales opportunities and/or increased operating costs, could lead to increased pressure on some of our individual clients as well as on the financial performance on some of our small business, commercial and corporate clients, which could result in higher than expected credit losses for us.

If the COVID-19 pandemic is prolonged, including the possibility of additional subsequent waves, or further diseases emerge that give rise to similar effects, the adverse impact on the economy could deepen and result in further volatility and declines in financial markets. Moreover, it remains uncertain how the macroeconomic environment, and societal and business norms will be impacted following this COVID-19 pandemic. Unexpected developments in financial markets, regulatory environments, or consumer behaviour and confidence may also have adverse impacts on our financial results and condition, business operations and reputation, for a substantial period of time.

In virtually all aspects of our operations, our view of risks is not static as our business activities expose us to a wide variety of risks. Consistent with our Enterprise Risk Management Framework (ERMF), we actively manage our risks to help protect and enable our businesses. Additionally, we continue to evaluate the impacts that the COVID-19 pandemic has had and continues to have on our business, including the impact on our top and emerging risks, operational and reputational risks as well as credit, market and liquidity and funding risks.

To the extent that the COVID-19 pandemic, or any future epidemics or pandemics, causes material adverse impacts to us, the global economy, and/or financial markets, it could result in losses on the Notes, as well as market volatility and adverse effects on liquidity in the market for the Notes, any of which may affect your ability to resell the Notes.

Investors Are Subject to Our Credit Risk, and Market Perceptions About Our Creditworthiness May Adversely Affect the Market Value of the Notes.

Investors are dependent on our ability to pay all amounts due on the Notes on the interest payment dates and at maturity, and, therefore, investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decrease in the market’s view on or confidence in our creditworthiness is likely to adversely affect the market value of the Notes.

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1.200% Senior Notes, Due April 27, 2026 Royal Bank of Canada

The Market Value of the Notes May Be Influenced by Unpredictable Factors.

The market value of your Notes may fluctuate between the date you purchase them and the Maturity Date. Several factors, many of which are beyond our control, will influence the market value of the Notes. Factors that may influence the market value of the Notes include:

•	supply and demand for the Notes, including inventory positions with the underwriters or any other market-maker;

•	interest rates in the market and expectations about future interest rates;

•	the creditworthiness of the Bank;

•	the time remaining to the maturity of the Notes; and

•	economic, financial, political, regulatory or judicial events that affect financial markets generally.

The Notes Will Not Be Listed on Any Securities Exchange or Quotation System and Secondary Trading May Be Limited.

The Notes will not be listed on any securities exchange or quotation system. Therefore, there may be little or no secondary market for the Notes. The underwriters may, but are not obligated to, make a market in the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which the underwriters are willing to transact. If at any time the underwriters were not to make a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.

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1.200% Senior Notes, Due April 27, 2026 Royal Bank of Canada

SPECIFIC TERMS OF THE NOTES

Please note that in this section entitled “Specific Terms of the Notes,” references to “holders” mean those who own Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in Notes registered in street name or in Notes issued in book-entry form through DTC or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Description of the Notes We May Offer—Legal Ownership” in the accompanying prospectus supplement, dated September 7, 2018, and “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus, dated September 7, 2018.

The Notes are part of a series of senior debt securities entitled “Senior Global Medium-Term Notes, Series H,” that we may issue under our senior indenture, dated as of October 23, 2003, between the Bank and The Bank of New York Mellon, as successor to the corporate trust business of JPMorgan Chase Bank, N.A., as trustee, as supplemented by a first supplemental indenture, dated as of July 21, 2006, by a second supplemental indenture, dated as of February 28, 2007, and by a third supplemental indenture, dated as of September 7, 2018 and as further amended, from time to time (the “indenture”). The Notes are described in the accompanying prospectus supplement. This pricing supplement summarizes financial and other terms that apply to the Notes. We describe terms that apply generally to all Series H Medium-Term Notes in “Description of the Notes We May Offer” in the accompanying prospectus supplement. The terms described in this pricing supplement, and should be read in conjunction with, those described in the accompanying prospectus and accompanying prospectus supplement and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to the Bank on the front cover of this pricing supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

In addition to the terms described on the front and inside cover of this pricing supplement, the following specific terms will apply to the Notes:

Defeasance

There shall be no defeasance, full or covenant, applicable to the Notes.

Payment at Maturity

At maturity you will receive an amount equal to the principal of your Notes plus any accrued and unpaid interest.

Manner of Payment and Delivery

Any payment on the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Agreement with Respect to the Exercise of Canadian Bail-in Powers

By its acquisition of an interest in any Note, each holder or beneficial owner of that Note is deemed to (i) agree to be bound, in respect of that Note, by the CDIC Act, including the conversion of that Note, in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the CDIC Act and the variation or extinguishment of that Note in consequence, and by the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to that Note; (ii) attorn and submit to the jurisdiction of the courts in the Province of Ontario with respect to the CDIC Act and those laws; (iii) have represented and warranted to the Bank that the Bank has not directly or indirectly provided financing to the holder for the express purpose of investing in the Note; and (iv) acknowledge and agree that the terms referred to in paragraphs (i) and (ii), above, are binding on that holder or beneficial owner despite any provisions in the indenture or that Note, any other law that governs that Note and any other agreement, arrangement or understanding between that holder or beneficial owner and the Bank with respect to that Note.

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Holders and beneficial owners of any Note will have no further rights in respect of that Note to the extent that Note is converted in a bail-in conversion, other than those provided under the bail-in regime, and by its acquisition of an interest in any Note, each holder or beneficial owner of that Note is deemed to irrevocably consent to the converted portion of the principal amount of that Note and any accrued and unpaid interest thereon being deemed paid in full by the Bank by the issuance of common shares of the Bank (or, if applicable, any of its affiliates) upon the occurrence of a bail-in conversion, which bail-in conversion will occur without any further action on the part of that holder or beneficial owner or the trustee; provided that, for the avoidance of doubt, this consent will not limit or otherwise affect any rights that holders or beneficial owners may have under the bail-in regime.

See “Description of Notes We May Offer―Special Provisions Related to Bail-inable Notes” in the accompanying prospectus supplement dated September 7, 2018 for a description of provisions applicable to the Notes as a result of Canadian bail-in powers.

Optional Redemption

The Notes may be redeemed at any time prior to maturity, as a whole or in part, at our option, at any time and from time to time after giving not less than 30 nor more than 60 calendar days’ notice provided (or otherwise transmitted in accordance with DTC procedures) to each holder of the Notes to be redeemed. The redemption price will be calculated by us and will be equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the Make-Whole Amount, at a rate equal to the sum of the Treasury Rate (as defined below) plus 7.5 basis points, plus in either case, accrued but unpaid interest thereon to, but excluding, the redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by the Investment Bank (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date for the Notes, (1) the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Investment Bank obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Investment Bank” means RBC Capital Markets, LLC or its successors, or, if such firm is not willing and able to select the applicable Comparable Treasury Issue, an investment banking institution of national standing appointed by us.

“Reference Treasury Dealer” means the Investment Bank, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and two other investment banking institutions of national standing or their affiliates which are a primary U.S. government securities dealers and their respective successors, as selected by us, provided, however, that if any of them shall cease to be a primary U.S. government securities dealer, we will substitute therefor another primary U.S. government securities dealer.

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“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the Notes, the average, as determined by the Investment Bank, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Investment Bank by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date for the Notes, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolation (on a day count basis) of the interpolated Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, as determined by us or the Investment Bank.

On and after the redemption date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption, unless we default in the payment of the redemption price and accrued interest. On or before the redemption date, we will deposit with our paying agent or the trustee money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on that date.

Any redemption or notice may, at our discretion, be subject to one or more conditions precedent and, at our discretion, the redemption date may be delayed until such time as any or all such conditions precedent included at our discretion shall be satisfied (or waived by us) or the redemption date may not occur and such notice may be rescinded if all such conditions precedent included at our discretion shall not have been satisfied (or waived by us).

In the case of any partial redemption, selection of the Notes to be redeemed will be made in accordance with applicable procedures of DTC.

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ADDITIONAL AMOUNTS

We will pay any amounts to be paid by us on the Notes without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority. At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the Notes, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a Note, or of a right to receive payment in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of any taxes imposed because the beneficial owner or Payment Recipient:

(i)	is someone with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)	is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof other than by reason of the holder’s activity in connection with purchasing such Note, the holding of such Note or the receipt of payments thereunder;

(iii)	is, or does not deal at arm’s length with a person who is, a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of the Bank;

(iv)	presents such Note for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a Note for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any Note means:

(a)	the due date for payment thereof, or

(b)	if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the Notes in accordance with the indenture;

(v)	could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any agent comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or by making, or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or

(vi)	is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Sections 1471 through 1474 of the United States Internal Revenue Code of 1986 (or any successor provisions) (the “Internal Revenue Code”), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.

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For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the Notes.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee. We will indemnify and hold harmless each holder of Notes (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

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SUPPLEMENTAL TAX CONSIDERATIONS

The following does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

For a discussion of the material U.S. federal income tax consequences of owning the Notes, please see the section “Tax Consequences—United States Taxation” in the accompanying prospectus, dated September 7, 2018. We have determined that the Notes will not be treated as issued with a greater than de minimis amount of original issue discount for U.S. federal income tax purposes.

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CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

For a discussion of the Canadian federal income tax consequences of owning the Notes, please see the section “Tax Consequences— Canadian Taxation” in the accompanying prospectus, dated September 7, 2018 and the section “Certain Income Tax Consequences—Canadian Taxation” in the accompanying prospectus supplement, dated September 7, 2018.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan (a “plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the debt securities.

Any purchaser or holder of debt securities or any interest therein will be deemed to have represented (both on behalf of itself and any plan) by its purchase and holding of the debt securities that either (1) it is not a plan and is not purchasing those debt securities on behalf of or with “plan assets” of any plan or (2) the purchase and holding of the debt securities will not constitute a non-exempt prohibited transaction under ERISA or the Internal Revenue Code. In addition, any purchaser or holder of debt securities or any interest therein which is a non-ERISA arrangement will be deemed to have represented by its purchase or holding or, if applicable, exchange of the debt securities that its purchase and holding will not violate the provisions of any similar law.

For a further discussion of benefit plan investor considerations, please see the discussion under the heading “Benefit Plan Investor Considerations” in the accompanying prospectus, dated September 7, 2018.

CLEARANCE AND SETTLEMENT

The Notes will settle through DTC, and its indirect participants Euroclear, Clearstream and CDS. For a description of DTC, Euroclear, Clearstream and CDS, see “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus, dated September 7, 2018.

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SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have entered into a terms agreement, dated April 22, 2021, with the underwriters pursuant to the Distribution Agreement, dated September 7, 2018, among us and the agents party thereto for the purchase and sale of the Notes. We have agreed to sell to each of the underwriters, and each of the underwriters has agreed to purchase from us, the principal amount of the Notes shown opposite its name at the public offering price set forth above.

Name	Principal Amount of Notes
RBC Capital Markets, LLC	$357,000,000
Citigroup Global Markets Inc.	$357,000,000
J.P. Morgan Securities LLC	$357,000,000
nabSecurities, LLC	$170,000,000
Westpac Banking Corporation	$170,000,000
ANZ Securities, Inc.	$17,000,000
BNY Mellon Capital Markets, LLC	$17,000,000
Capital One Securities, Inc.	$17,000,000
Comerica Securities, Inc.	$17,000,000
Commonwealth Bank of Australia	$17,000,000
DBS Bank Ltd.	$17,000,000
Desjardins Securities Inc.	$17,000,000
Fifth Third Securities, Inc.	$17,000,000
Huntington Securities, Inc.	$17,000,000
Keybanc Capital Markets Inc.	$17,000,000
National Bank of Canada Financial Inc.	$17,000,000
Rabo Securities USA, Inc.	$17,000,000
Regions Securities LLC	$17,000,000
SMBC Nikko Securities America, Inc.	$17,000,000
Standard Chartered Bank	$8,500,000
Academy Securities, Inc.	$8,500,000
CastleOak Securities, L.P.	$8,500,000
Great Pacific Securities	$8,500,000
Samuel A. Ramirez & Company, Inc.	$8,500,000
Total	$1,700,000,000

Westpac Banking Corporation, Commonwealth Bank of Australia, DBS Bank Ltd., Desjardins Securities Inc., and Standard Chartered Bank will not effect any offers or sales of any Notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

The underwriters may sell the Notes to certain dealers at the public offering price, less a concession that will not exceed 0.150% of their principal amount. The underwriters and those dealers may resell the Notes to other dealers at a reallowance discount that will not exceed 0.100% of their principal amount. After the initial offering of the Notes, the concession and reallowance discounts on the Notes may change. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We estimate that the total offering expenses for the Notes, excluding underwriting discounts and commissions, will be approximately $71,350.

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Subject to the terms and conditions of the terms agreement, the underwriters have agreed to purchase the Notes as principal, for their own account at a purchase price equal to the issue price specified on the front cover of this pricing supplement, less an underwriting discount of 0.250%. To the extent the underwriters resell Notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an “underwriter” of the Notes as such term is defined in the Securities Act of 1933, as amended. The underwriters have advised us that, if they are unable to sell all the Notes at the public offering price, the underwriters propose to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices to be determined at the time of sale.

In the future, the underwriters may repurchase and resell the Notes in market-making transactions. For more information about the plan of distribution, the Distribution Agreement (of which the terms agreement forms a part) and possible market-making activities; see “Supplemental Plan of Distribution” in the accompanying prospectus supplement dated September 7, 2018.

We expect that delivery of the Notes will be made against payment therefor on April 27, 2021, which is the third scheduled business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle no later than two business days after the trade date, unless the parties to any such trade expressly agree otherwise at the time of the trade. Accordingly, purchasers who wish to trade Notes on any date more than two business days prior to delivery of the Notes hereunder will be required, by virtue of the fact that the Notes will initially settle in three business days (T + 3) to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of Interest

RBC Capital Markets, LLC is our affiliate, and is deemed to have a conflict of interest under FINRA Rule 5121. Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121. The underwriters, with the exception of Westpac Banking Corporation, Commonwealth Bank of Australia, DBS Bank Ltd., Desjardins Securities Inc. and Standard Chartered Bank are members of FINRA. RBC Capital Markets, LLC is not permitted to sell the Notes to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

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1.200% Senior Notes, Due April 27, 2026 Royal Bank of Canada

Selling Restrictions

European Economic Area. PROHIBITION OF SALES TO EEA RETAIL INVESTORS. The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the European Economic Area (“EEA”). For these purposes, the expression “offer" includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (b) a customer, within the meaning of Insurance Distribution Directive 2016/97/EU, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in the Regulation (E) 2017/1129, as amended (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This pricing supplement has been prepared on the basis that any offer of Notes in any Member State of the EEA or the UK will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This pricing supplement is not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom. PROHIBITION OF SALES TO UK RETAIL INVESTORS.
The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation. This pricing supplement has been prepared on the basis that any offer of Notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This pricing supplement is not a prospectus for the purposes of the UK Prospectus Regulation.

This pricing supplement and any other material in relation to the Notes are only being distributed to, and are only directed at, persons in the UK that are qualified investors within the meaning of Article 2(1)(e) of the UK Prospectus Regulation that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The Notes are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such Notes will be engaged in only with, relevant persons. This pricing supplement and its contents should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the UK. Any person in the UK that is not a relevant person should not act or rely on this pricing supplement or any of its contents.

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Hong Kong. The Notes may not be offered or sold in Hong Kong by means of any document other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (b) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (c) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore. This pricing supplement and the accompanying prospectus and prospectus supplement have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement, the accompanying prospectus and prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (b) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the Notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) or Section 276(4)(i)(B) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notification under Section 309B(1)(c) of the SFA. The Bank has determined that the Notes are (a) prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and (b) Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

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Switzerland. The Notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this pricing supplement, the accompanying prospectus and prospectus supplement nor other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the Notes may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This pricing supplement, the accompanying prospectus or prospectus supplement may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this pricing supplement, the accompanying prospectus or prospectus supplement or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions.

Japan. The Notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Canada. Sales into Canada are permitted.

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VALIDITY OF NOTES

The validity of the Notes will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, as to matters of New York law, and by Norton Rose Fulbright Canada LLP, Toronto, Ontario, as to matters of Canadian law and applicable matters of Ontario law. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

You should read this pricing supplement, together with the documents listed below, which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

•	Series H MTN prospectus supplement dated September 7, 2018: https://www.sec.gov/Archives/edgar/data/1000275/000121465918005975/f97180424b3.htm

•	Prospectus dated September 7, 2018: https://www.sec.gov/Archives/edgar/data/1000275/000121465918005973/l96181424b3.htm

Our Central Index Key, or CIK, on the SEC Website is 1000275.

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